Herzfeld Credit Income Fund, Inc. SC TO-IA

Exhibit (a)(5)(iii)

Herzfeld Credit Income Fund, Inc.

Announces Preliminary Tender Offer Results

MIAMI BEACH, Fla, October 16, 2025 — Thomas J. Herzfeld Advisors, Inc., an SEC-registered investment adviser, and Herzfeld Credit Income Fund, Inc. (NASDAQ: HERZ) (the “Fund”) today announced the preliminary results of the Fund’s cash tender offer to purchase up to 5% of its outstanding common shares at 97.5% of the Fund’s net asset value (“NAV”) as of the close of ordinary trading on the NASDAQ Capital Market (the “NASDAQ”) on October 15, 2025, the expiration date (the “Tender Offer”).

The table below shows the preliminary results for the Fund:

Tender Offer Amount	Shares Properly Tendered	Purchase Price of Properly Tendered Shares*
Up to 5% or 845,433 shares	11,603,885	$2.5935

* Equal to 97.5% of the Fund’s NAV per share as of the close of ordinary trading on the NASDAQ on October 15, 2025 (the date the Tender Offer expired).

Under the terms and conditions of the Fund’s Tender Offer, if the number of common shares properly tendered exceeds the number of common shares offered to purchase, the Fund will purchase common shares properly tendered on a pro-rata basis (disregarding fractional shares). Based on the preliminary results shown above, the Fund expects to purchase a pro-rata allocation of the common shares properly tendered.

The above-indicated results are based on preliminary information provided by Equiniti Trust Company, LLC, the depositary for the Tender Offer, are subject to adjustment and should not be regarded as final. The Fund currently expects to announce the final results of its Tender Offer on or about October 20, 2025.

EQ Fund Solutions, LLC is the information agent for the Offer. Shareholders with questions may call EQ Fund Solutions, LLC at (877) 536-1555.

About Thomas J. Herzfeld Advisors, Inc.

Thomas J. Herzfeld Advisors, Inc., founded in 1984, is an SEC registered investment advisor, specializing in investment analysis and account management in closed-end funds.

More information about the advisor can be found at www.herzfeld.com.

Past performance is no guarantee of future performance. An investment in the Fund is subject to certain risks, including market risk. In general, shares of closed-end funds often trade at a discount from their net asset value and at the time of sale may be trading on the exchange at a price which is more or less than the original purchase price or the net asset value. There can be no assurance that any Share repurchases will reduce or eliminate the discount of the Fund’s market price to the Fund’s net asset value per share. An investor should carefully consider the Fund’s investment objective, risks, charges and expenses. Please read the Fund’s disclosure documents before investing.

Forward-Looking Statements

This press release, and other statements that Thomas J. Herzfeld Advisors, Inc. (“TJHA”) or the Fund may make, may contain forward looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to the Fund’s or TJHA’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions. TJHA and the Fund caution that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and TJHA and the Fund assume no duty to and do not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance. With respect to the Fund, the following factors, among others, could cause actual events to differ materially from forward-looking statements or historical performance: (1) shares of the Fund may trade at a discount from Net Asset Value; (2) the Fund is expose to risks associated with equity and equity-linked securities to the extent that adverse equity market conditions could negatively impact the ability of the borrowers to make payment of interest and/or principal with respect to loans underlying the CLOS in which the Fund invests; (3) as a “non-diversified” investment company, the Fund’s investments involve greater risks than would be the case for a similar diversified investment company (5) the Adviser’s judgment about the attractiveness, relative value or potential appreciation of a particular security or investment strategy may prove incorrect; (7) market disruption risks, including certain events that have had a disruptive effect on the securities markets, generally, such as pandemics, terrorist attacks, war and other geopolitical events, hurricanes, droughts, floods and other natural disasters; (8) risk of investment in CLOs and related securities generally (9) dependence on managers of the CLOs in which the Fund invests (10) risks associated with investing in CLOs generally. Annual and Semi-Annual Reports and other regulatory filings of the Fund with the SEC are accessible on the SEC’s website at www.sec.gov and on TJHA’s website at www.herzfeld.com/herz and may discuss these or other factors that affect the Fund. The information contained on TJHA’s website is not a part of this press release.

Contact:

Tom Morgan

Chief Compliance Officer

Thomas J. Herzfeld Advisors, Inc.

1-305-777-1660